Exhibit 1.1

EXECUTION COPY

MERGER AND PURCHASE AGREEMENT

Dated As Of May 29, 2003

BY AND AMONG

ARCH COAL, INC.,

TRITON ACQUISITION LLC,

NEW VULCAN COAL HOLDINGS, L.L.C.

and

VULCAN COAL HOLDINGS, L.L.C.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page
15.09	Amendment	49
15.10	No Third Party Beneficiary	49
15.11	No Assignment; Binding Effect	49
15.12	Headings	50
15.13	Invalid Provisions	50
15.14	Governing Law	50
15.15	Counterparts	50

-v-

EXHIBITS

EXHIBIT A	Escrow Agreements
EXHIBIT B	Officer’s Certificate of Seller
EXHIBIT C	Secretary’s Certificate of Seller
EXHIBIT D	Opinion of Seller’s Counsel
EXHIBIT E	Officer’s Certificate of Purchaser
EXHIBIT F	Secretary’s Certificate of Purchaser
EXHIBIT G	Opinion of Purchaser’s Counsel

 i

SCHEDULES

2.03(a)-1	Adjustments to Working Capital Calculation
2.03(a)-2	Retention and Severance Obligations
4.03	Jurisdictions of Foreign Qualification
4.04	Capitalization
4.05	Conflicts
4.06	Governmental Approvals and Filings
4.08	Financial Statements
4.09	Tax Matters
4.10	Legal Proceedings
4.11	Compliance with Laws and Orders
4.12	Benefit Plans; ERISA
4.13	Real Property
4.14	Personal Property
4.15	Contracts
4.16	Intellectual Property
4.17	Labor Relations
4.18	Environmental Matters
4.19	Licenses
4.20	Insurance Policies
4.21	Guarantees
4.25	Absence of Changes
5.03	Purchaser Conflicts
5.04	Purchaser Consents
6.05	Certain Restrictions
6.07	Retained Liabilities
7.03	Scheduled Bonds
7.04(c)	Retention Agreements
8.08	Purchaser’s Consents
9.07	Seller’s Consents
14.01(a)-1	Officers with Knowledge

 v

14.01(a)-2	Parties to Retention Agreements

vi

MERGER AND PURCHASE AGREEMENT

          This MERGER AND PURCHASE AGREEMENT dated as of May 29, 2003 is made and entered into by and among Arch Coal, Inc., a Delaware corporation (“Purchaser”), Triton Acquisition LLC, a Delaware limited liability company (“Mergeco”), New Vulcan Coal Holdings, L.L.C., a Delaware limited liability company (“Seller”) and Vulcan Coal Holdings, L.L.C., a Delaware limited liability company (“VCH”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 14.01.

          WHEREAS, Seller and VCH desire to merge VCH with and into Mergeco, and Purchaser and Mergeco desire to merge Mergeco with VCH;

          WHEREAS, Seller owns a majority of the outstanding VCH Interests;

          WHEREAS, VCH owns all of the outstanding limited liability company interests of Vulcan Intermediary, L.L.C., a Delaware limited liability company, (“Intermediary”);

          WHEREAS, Intermediary owns all of the outstanding common limited liability company interests of Triton Coal Company, LLC (the “Company”);

          WHEREAS, Seller owns all of the outstanding preferred limited liability company interests of the Company, such interests referred to herein as the “Preferred Interests”; and

          WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Preferred Interests on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF INTERESTS, MERGER AND CONSIDERATION

          1.01 Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Preferred Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

          1.02 Merger. In accordance with, and subject to, the provisions of this Agreement, the Merger Certificate and the LLC Act, VCH shall be merged (the “Merger”) with and into Mergeco, which, at and after the Effective Time, shall be, and is hereinafter sometimes referred to as, the “Surviving Company.” Mergeco and VCH are hereinafter sometimes collectively referred to as the “Constituent Companies.”

               (a) Effective Time. The Merger shall become effective upon the filing by Mergeco of the Merger Certificate with the Secretary of State of the State of Delaware. The Merger Certificate shall be executed and delivered in the manner provided under the LLC Act. The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

               (b) Effect of the Merger. Except as specifically set forth herein or in the Merger Certificate, at the Effective Time, the identity, existence, limited liability company organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the “Company Rights”) of Mergeco shall continue in effect and be unimpaired by the Merger, and the Company Rights of VCH shall be merged with and into Mergeco, which shall, as the Surviving Company, be fully vested therewith. At the Effective Time, the separate existence and limited liability company organization of VCH shall cease, and VCH shall be merged with and into the Surviving Company.

               (c) Operating Agreement, Officers and Managers of Surviving Company. From and after the Effective Time, (a) the Mergeco Operating Agreement shall become the operating agreement of the Surviving Company, unless and until altered, amended or repealed in accordance with the LLC Act, and (b) the officers and directors of Mergeco shall become the officers and directors of the Surviving Company, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the LLC Act or the Surviving Company’s operating agreement.

               (d) Authorization of the Merger Documents. Promptly following, simultaneously with or prior to the execution and delivery of this Agreement, the Seller, being the holder of a majority of each class of limited liability company interest in VCH, shall execute a written consent in lieu of a meeting, and Purchaser, as the sole holder of limited liability company interests in Mergeco, shall execute a written consent in lieu of a meeting, each of which written consents shall include resolutions approving and adopting the Merger, this Agreement, the Merger Certificate and consummation of the transactions contemplated hereby, in each case as required by the LLC Act and the respective operating agreements and membership agreements of the Constituent Companies.

          1.03 Consideration. The aggregate consideration for the purchase of the Preferred Interests and the merger is (a) $364,000,000 plus (b) the Estimated Closing Date Working Capital, less (c) the UBS Debt, and less (d) the amounts payable pursuant to the outstanding obligations (including principal and interest accrued up to the Closing Date) under the Indebtedness set forth on Schedule 1.03, (the “Consideration”), subject to adjustment as provided in Section 2.03, payable in immediately available United States funds at the Closing in the manner provided in Section 2.02.

          1.04 Further Assurances. Subject to the terms and conditions of this Agreement each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and to effectuate, as expeditiously as reasonably practicable, the Merger, including in connection with seeking necessary third party consents as set forth in the Disclosure Schedules.

ARTICLE II

CLOSING; ADJUSTMENT TO CONSIDERATION

          2.01 Closing.

               (a) The Closing will take place at the offices of O’Melveny & Myers LLP, 30 Rockefeller Plaza, New York, New York 10112, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date.

               (b) At the Closing, Purchaser will pay the Consideration by wire transfer of immediately available funds as set forth in Section 1.03. Simultaneously, (i) Seller will assign and transfer to Purchaser all of Seller’s right, title and interest in and to the Preferred Interests by delivering to Purchaser a certificate or certificates representing the Preferred Interests, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed interest powers endorsed in blank and (ii) Mergeco shall file the Merger Certificate with the Secretary of State of Delaware pursuant to Section 18-209(c) of the LLC Act.

               (c) At the Closing, there shall also be delivered to Seller and Purchaser the certificates and opinions of counsel to be delivered under Articles VIII and IX.

          2.02 Payment and Allocation. At Closing, Purchaser shall deliver to the Seller and VCH an amount equal to the Consideration less the Escrow Amounts (the resulting amount being referred to herein as the “Closing Amount”). The Closing Amount shall be delivered by wire transfer of immediately available funds to the account or accounts designated in writing by Seller not less than three (3) business days prior to Closing. At Closing, Purchaser shall also (A) deliver a sum equal to the Escrow Amounts to the Escrow Agent by wire transfer of immediately available funds to the escrow accounts as set forth in the Escrow Agreements substantially in the form attached hereto as Exhibit A (the “Escrow Agreements”), (B) pay in full by wire transfer of immediately available funds, the UBS Debt pursuant to the terms of the UBS Payoff Letter, and (C) pay in full the amounts payable pursuant to the outstanding obligations (including principal and accrued interest up to the Closing Date) under the Indebtedness set forth on Schedule 1.03.

     2.03 Working Capital Adjustment to Consideration.

               (a) On or before the 20th Business Day after the Closing Date, Seller shall prepare and deliver to Purchaser an unaudited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) prepared (to the fullest extent possible) in the same manner and on the same basis as the Company’s December 31, 2002 balance sheet, except as provided on Schedule 2.03(a)-1. In preparing the Closing Date Balance Sheet, Seller shall apply GAAP, using the same principles and policies as used in the preparation of the December 31, 2002 financial statements for the purpose of calculating Net Working Capital, and those adjustments as set forth in Schedule 2.03(a)-1. Purchaser and Seller hereby mutually acknowledge that all liabilities (including all reserves) related to (i) the Retained Liabilities, (ii) the Retention and Severance Obligations as set forth on Schedule 2.03(a)-2, and (iii) those adjustments set forth on Schedule 2.03(a)-1 shall be excluded in the calculation of the Actual Closing Date Working Capital. The Purchaser shall cause the Company to provide Seller and its Representatives such access to the Books and Records of the Company as may be required to enable Seller to timely prepare the Closing Date Balance Sheet as contemplated hereunder.

               (b) Review of Closing Date Balance Sheet. Upon receipt of the Closing Date Balance Sheet, Purchaser shall have the right of reasonable access to the records, work sheets and other materials used by Seller in preparing the Closing Date Balance Sheet. In the event Purchaser objects to the calculation of Actual Closing Date Working Capital, Purchaser shall notify Seller in writing of such objection, specifically setting forth the nature of such objection, within fifteen (15) Business Days following delivery of the Closing Date Balance Sheet. Upon receipt by Seller of Purchaser’s written objection, the parties shall attempt in good faith to resolve any disputes with respect to the calculation of Actual Closing Date Working Capital for a period of twenty (20) days and if they have been unable to resolve such disputes, then the disputes shall be submitted to the Independent Accountant for final and binding resolution.

          (i) Certain Procedures. In making a submission, a party shall specify in writing and in reasonable detail the unresolved nature and amount of the dispute and the basis therefor. The Independent Accountant may establish reasonable rules and procedures for affording Purchaser and Seller (or their employees, accountants, agents and professional advisors) a reasonable opportunity to present information for consideration by the Independent Accountant. In resolving any disputed item, the Independent Accountant shall be bound by the provisions of this Section 2.03, and may not assign a value to any item greater than the greatest value for such item claimed by either party or lesser than the lowest value for such item claimed by either party. Both parties shall cooperate in efforts to effect such resolution within thirty (30) days after submission to the Independent Accountant. The determination of the Independent Accountant shall be final and binding on Purchaser and Seller.

          (ii) Fees and Expenses. The parties shall negotiate an agreement with the Independent Accountant on usual and customary commercial terms relating to the services (including payment therefor) of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne one-half by Purchaser and one-half by Seller unless the Independent Accountant determines that the position taken by either the Purchaser or Seller is without a justifiable basis under GAAP as used in the preparation of the Closing Date Balance Sheet, in which case the Independent Accountant may allocate payment of its fees against the party with the non-justifiable position. Any fees payable by Seller pursuant to this provision shall be recouped from the WC Escrow Amount held by the Escrow Agent.

               (c) Upon finalization of a Closing Date Balance Sheet mutually acceptable to the parties (or the Independent Accountant if the Closing Date Balance Sheet has been submitted to the Independent Accountant for resolution), the parties shall (i) calculate the Net Working Capital as of the Closing Date in the same manner and using the same line items as set forth in Section 2.03(a) and in Schedule 2.03(a)-1 (the “Actual Closing Date Working Capital”) and (ii) calculate the Closing Date Working Capital Payment in accordance with the definition thereof. To the extent that the Closing Date Working Capital Payment is less than the Estimated Closing Date Working Capital, the Purchaser shall be entitled to recover from the WC Escrow Amount such deficit plus a pro rata share of the interest earned on the WC Escrow Amount for the period from the Closing Date through the date of payment to Purchaser. If the Closing Date Working Capital Payment is greater than the Estimated Closing Date Working Capital, then an amount equal to the amount by which the Closing Date Working Capital Payment exceeds the Estimated Closing Date Working Capital plus interest at 5% per annum shall be immediately paid to Seller by Purchaser. Notwithstanding the foregoing, no amounts shall be payable under this Section 2.03(c) unless such amount is equal to or greater than $100,000. Any amounts payable under this Section 2.03(c) shall be payable by wire transfer of immediately available funds to the accounts designated by the payee not less than three (3) Business Days following the date of such determination. Upon final determination of amounts payable under this Section 2.03(c), Seller and Purchaser shall jointly execute and deliver to the Escrow Agent a payment direction letter in accordance with the Escrow Agreement applicable to the WC Escrow Amount.

ARTICLE III

EFFECT OF MERGER ON LIMITED LIABILTY COMPANY INTERESTS OF

CONSTITUENT COMPANIES

          3.01 Effect on Outstanding Interests.

               (a) Each unit of limited liability company interest of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into one unit of limited liability company interest of the Surviving Company;

               (b) Each unit of VCH Interest issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by VCH or any Purchased Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor;

               (c) Each unit of VCH Interest (other than those units described in Section 3.01(b)) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right for such holder to receive its appropriate share of the net proceeds of the Merger Consideration, such share to be determined in accordance with Law, the LLC Act, rights of creditors and the VCH Operating Agreement; and

               (d) (i) Seller or VCH shall provide notice of the Merger to holders of options under the VCH Option Plan in accordance with the VCH Option Plan, and (ii) in accordance with the VCH Option Plan, all outstanding options granted pursuant to the VCH Option Plan shall expire and the VCH Option Plan shall terminate, as of the Effective Date.

          3.02 Delivery of Funds. At the Effective Time, each holder of VCH Interests immediately prior to the Effective Time (“Pre-Merger Interests”), shall, from and after the Effective Time in accordance with the provisions hereof, be entitled to receive the consideration which such holder is entitled to receive pursuant to Section 3.01(c) above. Each unit of Pre-Merger Interests shall be deemed, at and after the Effective Time, to represent only the right to receive the consideration as contemplated by this Article III, the Merger Certificate and the LLC Act.

          3.03 No Further Ownership Rights in the Surviving Company. The consideration paid in respect of the Merger in accordance with the provisions of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Pre-Merger Interests. At and after the Effective Time, the limited liability company interest transfer books and capital accounts of the Surviving Company shall be closed with respect to the Pre-Merger Interests, and there shall be no further registration of transfers of the Pre-Merger Interests thereafter on the records of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND VCH

          Seller and VCH, jointly and severally, hereby make to the Purchaser the representations and warranties contained in this Article IV. Subject to the foregoing and to the other terms and conditions hereof, except as set forth on the Disclosure Schedule:

          4.01 Existence of Seller and VCH. Each of Seller and VCH is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Seller and VCH has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation (i) to own, hold, sell and transfer (pursuant to this Agreement) the Preferred

Interests and (ii) to merge with Mergeco, as the case may be. Seller has engaged in no business other than the owning, financing and managing of the equity of VCH and the Purchased Companies. Seller has prior to the execution of this Agreement made available to Purchaser true and complete copies of the certificate of formation and limited liability company agreement of VCH, in each case, as in effect on the date hereof.

          4.02 Authority. The execution and delivery by each of Seller and VCH of this Agreement, and the performance by each such entity of its obligations hereunder, have been duly and validly authorized by such entity and no other limited liability company action on the part of such entity is necessary. This Agreement has been duly and validly executed and delivered by each of Seller and VCH and constitutes a legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights or general principles of equity.

          4.03 Existence of the Purchased Companies. Each of the Purchased Companies is a limited liability company duly organized and validly existing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to conduct its business as it is now conducted. VCH and each of the Purchased Companies is duly qualified, licensed or admitted to do business in those jurisdictions specified in Schedule 4.03, which are the only jurisdictions in which the nature of its business or the ownership of properties makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures to be qualified, licensed or admitted and in good standing are not in the aggregate reasonably expected to result in a Material Adverse Effect. Seller has prior to the execution of this Agreement made available to Purchaser true and complete copies of (i) the Certificate of Formation and Second Amended and Restated Limited Liability Company Agreement of the Company and (ii) the Certificate of Formation and Amended and Restated Limited Liability Company Agreement of Intermediary, all as in effect on the date hereof. The Company has no subsidiaries nor does it own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

          4.04 Capitalization. The outstanding Membership Interests are set forth in Schedule 4.04. Except as set forth in Schedule 4.04, Seller owns the Preferred Interests and the VCH Interests, beneficially and of record, and at Closing, after giving effect to the repayment of the UBS Debt, all Preferred Interests shall be free and clear of all Liens. Except as disclosed in Schedule 4.04, there are no other Membership Interests. The delivery of a certificate or certificates at the Closing representing the Preferred Interests in the manner provided in Section 2.01 will transfer to Purchaser good and valid title to the Preferred Interests, free and clear of all Liens other than Liens created or suffered to exist by Purchaser. Except for this Agreement and as set forth on Schedule 4.04, there are no agreements, subscriptions, warrants, options, conversion rights or other rights, agreements or arrangements which provide for the issuance or sale of Membership Interests. All issued and outstanding Membership Interests have been duly authorized, are validly issued, fully paid and nonassessable under the LLC Act, and have been offered and sold in compliance with applicable securities laws, the LLC Act and the formation documents of VCH and each Purchased Company, as applicable. Pursuant to the consummation of the transactions contemplated by this Agreement, immediately following the Closing, Purchaser will own, directly or indirectly, one hundred percent of the Membership Interests.

          4.05 No Conflicts. The execution and delivery by Seller and VCH of this Agreement do not, and the performance by each such entity of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

               (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation or the operating agreements of Seller, VCH or any Purchased Company;

               (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.06, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, VCH or any Purchased Company or any of their respective Assets and Properties; or

               (c) except as disclosed in Schedule 4.05, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, VCH or any Purchased Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except as may be required by Section 4.06 hereof), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Seller, VCH or any Purchased Company or any of their respective Assets and Properties under, any Contract to which Seller, VCH or any Purchased Company is a party or by which any of their respective Assets and Properties are bound.

          4.06 Governmental Approvals and Filings. Except as disclosed in Schedule 4.06, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, VCH or any Purchased Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice would not adversely affect the ability of Seller or VCH to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

          4.07 Books and Records. The minute books and other similar records of VCH and each of the Purchased Companies as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all material action taken at all meetings and by all written consents in lieu of meetings of the members and the board of managers.

          4.08 Financial Statements and Conditions.

               (a) Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of the following Financial Statements with respect to the Company:

          (i) the audited balance sheet as of December 31, 2002 and the related audited statement of operations, members’ equity and cash flows for the fiscal year then ended; and

          (ii) the unaudited balance sheet as of April 30, 2003, and the related unaudited statements of operations, members’ equity and cash flows for the fiscal year then ended.

Except as set forth in the notes thereto and as disclosed in Schedule 4.08, all such Financial Statements were prepared in accordance with GAAP, consistently applied for the periods presented, and fairly present in all material respects the financial condition and statement of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject in the case of unaudited financial statements to normal year-end adjustments.

               (b) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in Schedule 4.08, since December 31, 2002 the business of VCH and each Purchased Company has been operated in all material respects in the Ordinary Course and there has not been any change resulting in a Material Adverse Effect.

          4.09 Taxes.

               (a) Each Purchased Company and VCH have filed all material Tax Returns required to be filed or sent by such entity in respect of any Taxes. All such Tax Returns were complete and correct in all material respects.

               (b) Schedule 4.09 lists all Tax Returns filed by VCH and each Purchased Company for taxable periods ending on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

               (c) Except as disclosed in Schedule 4.09, none of VCH or any Purchased Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period.

               (d) Except as disclosed in Schedule 4.09, each of VCH and each Purchased Company is, and has been, from the date of its respective organization through the Closing, a disregarded entity or a partnership for federal Income Tax purposes, no election has ever been filed to cause VCH or any Purchased Company to be taxed as a corporation for federal or state Income Tax purposes, and none of VCH or any Purchased

Company has taken any position contrary to such treatment. Seller has, from the date of organization through the Closing Date, been treated as a partnership for federal Income Tax purposes and has not taken any position contrary to such treatment. As of the time of Closing, each of VCH and each Purchased Company has properly withheld state and federal employment and other Taxes, if any, which it is required to withhold with respect to payments made in connection with other payments which are due at or before Closing, and has paid over to each taxing authority any Taxes which were required to be paid over with respect to such payments.

               (e) All Taxes owing by VCH or any Purchased Company (whether or not shown on any Tax Returns) have been paid or accrued on the December 31, 2002 balance sheet of such entity, together with any related interest or penalties.

               (f) There are no liens for Taxes upon the Assets and Properties of VCH or any Purchased Company, except for liens for Taxes not yet due.

          4.10 Legal Proceedings.

          Except as disclosed in Schedule 4.10 or in Section 4.18:

               (a) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened in writing against, relating to or affecting Seller, VCH or any Purchased Company or any of their respective Assets and Properties; and

               (b) there are no Orders outstanding against VCH or any Purchased Company.

          4.11 Compliance With Laws and Orders. Except as disclosed in Schedule 4.11, neither Seller, VCH nor any Purchased Company is in material violation of or in material default under any Law or Order, exclusive of Environmental Laws, which are dealt with exclusively in Section 4.18, applicable to Seller, VCH or such Purchased Company or any of their respective Assets and Properties.

          4.12 Benefit Plans; ERISA.

               (a) Schedule 4.12 contains a true and complete list of each of the Benefit Plans, and identifies each of the Benefit Plans that is a Qualified Plan.

               (b) Except as disclosed in Schedule 4.12, neither VCH nor any Purchased Company maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

               (c) Except as disclosed in Schedule 4.12, neither VCH nor any Purchased Company (i) has at any time contributed to any “multiemployer plan,” as that term is defined in Section 4001 of ERISA (a “Multiemployer Plan”), or (ii) is controlled by or under common control with any other entity within the meaning of Section 4001 of

ERISA that has at any time contributed to any Multiemployer Plan. And neither VCH nor any Purchased Company, nor any entity controlled by or under common control with VCH or any Purchased Company, has any actual liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a Multiemployer Plan.

               (d) Each of the Benefit Plans is, and its administration is and has been since inception, in compliance with its terms and, where applicable, with ERISA and the Code in all respects.

               (e) All contributions and other payments required to be made by VCH or any Purchased Company to any Benefit Plan with respect to any period ending before or on or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Financial Statements in accordance with GAAP.

               (f) To the Knowledge of Seller, there are no actions, suits or claims pending with respect to any Benefit Plan other than routine claims for benefits.

               (g) Complete and correct copies of the following documents have been made available to the Purchaser prior to the execution of this Agreement:

          (i) each Benefit Plan’s plan documents and amendments and any related trust agreements and insurance contracts;

          (ii) current summary Plan descriptions (as defined in Section 102(b) of ERISA) of each Benefit Plan subject to ERISA;

          (iii) Forms 5500 (for the past three years) and schedules thereto for each Benefit Plan subject to ERISA reporting requirements; and

          (iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan; and

          (v) each employment, severance or bonus agreement covering an employee of VCH or any Purchased Company.

               (h) Each of the Purchased Companies and VCH has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any material deferred compensation arrangements under Section 3121(v) of the Code.

               (i) Except as disclosed on Schedule 4.12, the consummation of the transactions contemplated by the Agreement will not (A) entitle any current or former employee of VCH or any Purchased Company to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

               (j) No Benefit Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service or the PBGC. Neither VCH nor any Purchased Company has any actual or potential liability arising under Title IV of ERISA as a result of any Benefit Plan that has terminated or is in the process of terminating.

               (k) With respect to the Benefit Plans, neither VCH nor any Purchased Company and no entity controlled by or under common control with VCH or a Purchased Company within the meaning of Section 4001 of ERISA, has any liability (either directly or as a result of indemnification) for (A) any excise taxes under Section 4971 through Section 4980B, Section 4999 or Section 5000 of the Code or (B) any penalty under Section 502(i), Section 502(l) or Part 5 of Title I.

               (l) All reports (including but not limited to Form 5500) and filings with governmental agencies (including but not limited to the department of Labor, the Internal Revenue Service, PBGC, and the Securities and Exchange Commission, as applicable) required in connection with each Benefit Plan have been timely made.

               (m) Neither VCH nor any Purchased Company, nor any officers, directors, employees or, to Seller’s Knowledge, other “fiduciaries” as that term is defined in Section 3(21) of ERISA of VCH or any Purchased Company, has committed any breach of fiduciary responsibility imposed by ERISA, with respect to the Benefit Plans which would subject VCH or any Purchased Company, the Purchaser, or any of their directors, officers or employees to any liability under ERISA.

          4.13 Real Property. Schedule 4.13 lists all material real property interests, including water rights, owned or leased by VCH or any Purchased Company, and all material surface use and lease agreements to which such entities are party, as of the date hereof (the “Real Property”). Each such entity has such title or leasehold interest to the Real Property as is necessary to permit the operation of such properties, substantially in the manner such properties are operated by such entity as of the date hereof, free and clear of any and all Liens, except as noted on Schedule 4.13. With respect to the water rights listed on Schedule 4.13, to the Knowledge of Seller, such water rights are sufficient for VCH and each Purchased Company to conduct its operations as currently conducted. With respect to the leases and agreements listed on Schedule 4.13, except as set forth on Schedule 4.13, each lease or agreement is in full force and effect and constitutes a legal, valid and binding agreement of VCH or the applicable Purchased Company, enforceable in accordance with its terms against the parties thereto, and, to the Knowledge of Seller, of each other party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or general principles of equity. To the Knowledge of Seller, neither VCH, the applicable Purchased Company nor any other party to such lease or agreement is in violation or breach of or default under any such lease or agreement or (with notice or lapse of time or both) would be in violation or breach of or default under any such lease or agreement. To the Knowledge of Seller, no actual or proposed condemnation, requisition or taking by any Governmental Authority of any material portion of the Real Property is pending or threatened.

          4.14 Personal Property. Schedule 4.14 discloses all Fixed Assets (other than coal) owned or leased by VCH and each Purchased Company, (x) in the case of any such owned property, with a capitalized value of $250,000 or more, or (y) in the case of any such leased property, requiring aggregate annual payments by such entity in excess of $100,000. Except as disclosed in Schedule 4.14, each of VCH and each Purchased Company has such title or leasehold interest to the Personal Property as is necessary to permit the operation of such properties, substantially in the manner such properties are operated by such entity as of the date hereof, free and clear of any Liens, except for such Liens that are not reasonably expected to have a Material Adverse Effect.

          4.15 Contracts.

               (a) Schedule 4.15 contains a true and complete list of each of the following Contracts to which VCH or any Purchased Company is a party:

          (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment for a specified or unspecified term or otherwise relating to employment or the termination of employment;

          (ii) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of any of VCH or any Purchased Company to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with VCH or any Purchased Company;

          (iii) all partnership, joint venture, members’ or other similar Contracts with any Person;

          (iv) all Contracts relating to Indebtedness of VCH or any Purchased Company that will survive Closing;

          (v) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the Ordinary Course, and (B) any merger or other business combination;

          (vi) all Contracts between or among VCH or any Purchased Company, on the one hand, and Seller, any officer, director or Affiliate (other than VCH or the applicable Purchased Company) of Seller, on the other hand, and that will survive Closing;

          (vii) all Contracts for the purchase, sale or transport of coal with a duration of greater than three (3) months;

          (viii) all Contracts relating to agreements with coal brokers for the sale of coal;

          (ix) all material Contracts with vendors; and

          (x) all collective bargaining or similar labor Contracts.

               (b) Except as may be disclosed on Schedule 4.15, each Contract required to be disclosed in Schedule 4.15 is in full force and effect and constitutes a legal, valid and binding agreement of VCH or the applicable Purchased Company, enforceable in accordance with its terms against the parties thereto, and, to the Knowledge of Seller, of each other party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or general principles of equity. Except as disclosed in Schedule 4.15, neither VCH or the applicable Purchased Company nor, to the Knowledge of Seller, any other party to such Contract is in material violation, breach or default under any such Contract (or with notice or lapse of time or both, would be in material violation, breach, or default under any such Contract), and, to the Knowledge of the Seller, no party to any such Contract has taken, or threatened in writing to take, a position regarding the interpretation or application of any material term that is reasonably expected to result in dispute resolution or litigation. Except as disclosed on Schedule 4.15, to the Knowledge of the Seller, no Contract contains provisions permitting termination due to a change of control of VCH or the applicable Purchased Company and each Contract will continue in full force and effect following the Closing.

          4.16 Intellectual Property. Schedule 4.16 lists all material patents, trademarks, service marks, trade names, copyrights and applications therefor owned by or registered in the name of VCH or any Purchased Company as of the date hereof, and, except as set forth on Schedule 4.16, VCH or the applicable Purchased Company owns and possesses all right title and interest to the intellectual property set forth on Schedule 4.16. To the Knowledge of Seller, neither VCH nor any Purchased Company is infringing, in any material respect, on any valid patent right, trademark, service mark, trade name or copyright of others.

          4.17 Labor Relations; Employment Law Matters. Except as disclosed in Schedule 4.17, no employee of VCH or any Purchased Company is presently a member of a collective bargaining unit and, to the Knowledge of Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of VCH or any Purchased Company. There has been no work stoppage, strike or other concerted action by employees of VCH or any Purchased Company that materially adversely affected the Business or Condition of VCH or any Purchased Company. VCH and each Purchased Company is in compliance in all material respects with all currently applicable Laws and regulations respecting employment, discrimination or harassment in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and neither VCH nor any Purchased Company is engaged in any unfair labor practice. Except as set forth in Schedule 4.17, there are no pending claims against VCH or any Purchased Company for any material amounts under any workers’ compensation plan or policy or for long term disability. To the Knowledge of the Seller, there are no controversies pending or threatened in writing between VCH or any Purchased Company and any of such entity’s respective employees, which controversies have resulted in, or are reasonably expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Except as set forth on Schedule 4.17 or as in the Ordinary Course, no employees of VCH or the Purchased Companies have given notice to such entity, nor does the Seller have Knowledge, that any employee intends to terminate his or her employment with such entity.

          4.18 Environmental Matters. Except as disclosed in Schedule 4.18, to the Knowledge of Seller:

               (a) The Company is in compliance with all applicable Environmental Laws and has not received any written notice of violation, cessation order, notice of fine or penalty, notice of proposed assessment or other written notice from any Governmental or Regulatory Authority that the Company is not in compliance with any Environmental Laws;

               (b) There have been no Releases of Hazardous Materials on, in, under, over or in any way affecting the Real Property or the Company, except (i) in accordance with a valid License, (ii) such Releases that are not required to be reported or remediated, or (iii) in compliance with applicable Environmental Law;

               (c) The Real Property is not nor has it been used to produce, manufacture, process, generate, store, use, handle, recycle, treat, dispose of, manage, ship or transport Hazardous Materials, except in accordance with applicable Environmental Law;

               (d) The Company has not received notice from any Governmental or Regulatory Authority that it is a “potentially responsible party” under Section 107 of CERCLA for any matter that relates to the Real Property or to the Business or Condition of the Company; and

               (e) During the past two years there have been no written reports, summaries, notices or correspondence prepared in connection with any environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, VCH or any Purchased Company in relation to any site or facility now or previously owned, operated or leased by VCH or any Purchased Company that have not been made available to Purchaser prior to the execution of the Agreement.

          4.19 Licenses, Permits, Approvals. Each of VCH and each Purchased Company possesses all Licenses, permits and governmental approvals and authorizations which are required in order to operate its business in material compliance with Laws and substantially in the manner such properties are operated by such entity as of the date hereof. Schedule 4.19 lists all Licenses possessed by VCH and each Purchased Company and, except as set forth on Schedule 4.19, each License listed in Schedule 4.19 is in full force and effect according to the material terms of each such License and each License is enforceable in accordance with its terms and, to the Knowledge of the Seller, the Company is not in violation or default under any such License (or with notice or lapse of time or both, would be in violation or default under any such License).

          4.20 Insurance. Schedule 4.20 lists all policies of fire, liability, or other material forms of third-party insurance issued in the name of VCH and each Purchased Company, including amounts of coverage thereof and expiration dates. Except as set forth on Schedule 4.20, such policies are in full force and effect and all premiums due have been paid.

          4.21 Guarantees. Schedule 4.21 is a complete list of all guarantees, indemnities, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds and other obligations obtained or issued by Seller, VCH, the Purchased Companies, or their Affiliates for the benefit of VCH or any Purchased Company (the “Guarantees”). Except as disclosed on Schedule 4.21, each Guarantee is in full force and effect according to the material terms of each such Guarantee and each such Guarantee is enforceable in accordance with its terms and, to the Knowledge of Seller, the Company is not in violation or default under any such Guarantee (or with notice or lapse of time or both, would be in violation or default under any such Guarantee). Except as disclosed on Schedule 4.21, to the Knowledge of Seller, no Guarantee contains provisions permitting termination due to a change of control of VCH or the applicable Purchased Company and each Guarantee (other than the Scheduled Bonds) will continue in full force and effect following the Closing.

          4.22 Brokers. Except for Rothschild, Inc., whose fees, commissions and expenses, if any, are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser, VCH or any Purchased Company for a finder’s fee, brokerage commission or similar payment.

          4.23 Undisclosed Liabilities To the Knowledge of the Seller, VCH and the Purchased Companies have no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, other than (i) liabilities (or reserves therefore) set forth in the Company’s audited December 31, 2002 balance sheet, (ii) liabilities set forth in the Disclosure Schedules hereto, (iii) liabilities which have arisen after December 31, 2002 in the Ordinary Course, or (iv) obligations to perform executory contracts.

          4.24 Warranties, Indemnification and Representations. Notwithstanding anything in this Agreement to the contrary, it is the explicit intent and understanding of the parties hereto that none of the parties nor any of their respective Representatives is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and that none of the parties is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s Representatives except for the representations and warranties expressly set forth in this Agreement.

          4.25 Absence of Certain Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, and as disclosed on Schedule 4.25, since December 31, 2002, the business of VCH and the Purchased Companies has been operated in all material respects in the Ordinary Course and there has not been any change resulting in a Material Adverse Effect.

     EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO TITLE, OWNERSHIP, USE, POSSESSION, QUANTITY, RESERVES, RECOVERABILITY, VALUE, MINEABILITY, CONDITION, LIABILITIES, OPERATION, DESIGN, CAPACITY, FUTURE RESULTS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY OR OTHERWISE AS TO ANY OF THE ASSETS OR LIABILITIES OF EACH PURCHASED COMPANY AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT PURCHASER TAKES THE ASSETS AND LIABILITIES OF EACH PURCHASED COMPANY “AS IS” AND “WHERE IS.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as follows:

          5.01 Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Mergeco is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Mergeco has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          5.02 Authority. The execution and delivery by Purchaser and Mergeco of this Agreement, and the performance by each of them of their respective obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser or by Mergeco, as the case may be, and no other corporate action on the part of Purchaser or its stockholders, or limited liability company action by Mergeco, is necessary. This Agreement has been duly and validly executed and delivered by each of Purchaser and Mergeco and constitutes a legal, valid and binding obligation of each of Purchaser and Mergeco enforceable against each such entity in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or general principles of equity.

          5.03 No Conflicts. The execution and delivery by Purchaser and Mergeco of this Agreement do not, and the performance by each such entity of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

               (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation, certificate of formation, operating agreement or by-laws (or other comparable formation document), as the case may be, of such entity;

               (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 5.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser, Mergeco or any of their respective Assets and Properties; or

               (c) except as disclosed in Schedule 5.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser or Mergeco to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser, Mergeco or any of their respective Assets or Properties under, any Contract or License to which Purchaser or Mergeco is a party or by which any of their respective Assets and Properties is bound.

          5.04 Governmental Approvals and Filings. Except as disclosed in Schedule 5.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser or Mergeco is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice is not reasonably expected to adversely affect the ability of Purchaser or Mergeco to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

          5.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser, Mergeco or any of their respective Assets and Properties which are reasonably expected to result in the issuance of any Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          5.06 Purchase for Investment. The Preferred Interests will be acquired by Purchaser for its own account for the purpose of investment, it being understood that the right to dispose of such Preferred Interests shall be entirely within the discretion of Purchaser. Purchaser will refrain from transferring or otherwise disposing of any of the Preferred Interests, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

            5.07 Independent Evaluation. Purchaser and its Representatives have reviewed or received copies of, or had the opportunity to review, including in a data room maintained by Seller (the “Data Room”), such information from Seller and the Company as they have requested (the “Background Material”), and have had the opportunity to make such inquiry of representatives of Seller and the Company as Purchaser deems appropriate. Purchaser acknowledges that there are no representations or warranties of Seller or the Company, expressed or implied, except as expressly set forth in this Agreement.

            PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF SELLER OR ANY AFFILIATE, EMPLOYEE OR AGENT OF SELLER HAS MADE ANY REPRESENTATION, PROMISE, COVENANT OR WARRANTY REGARDING ANY OF THE COMPANY, ITS PROPERTIES, ASSETS, BUSINESS, OPERATIONS, LIABILITIES OR OBLIGATIONS, OR OTHERWISE. SELLER DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

            5.08 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller, VCH or any Purchased Company for a finder’s fee, brokerage commission or similar payment.

            5.09 Financing. Purchaser has sufficient cash and/or available credit facilities (and has provided Seller with conclusive evidence thereof) to pay the Consideration at Closing and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

            5.10 Qualifications as Lessee; Coal Acreage Limitations.

                  (a) Purchaser and its Affiliates are qualified in every respect, including limitations and parameters imposed in 43 C.F.R. Part 3400, to take, hold, own and control federal coal and mineral leases. The acquisition, directly or indirectly, by Purchaser of the Company will not cause Purchaser or any of its Affiliates to violate any material limitations or parameters imposed in 43 C.F.R. Part 3400.

                  (b) As of the execution and delivery hereof and after giving effect to the purchase of the Company, Purchaser and its Affiliates will not exceed the coal acreage lease or permit limit set forth in 30 U.S.C. Section 184.

                  (c) Purchaser is qualified to hold coal and mineral leases issued by the State of Wyoming pursuant to Wyo. Stat. 36-6-101, et seq., and the regulations promulgated pursuant to that statute.

            5.11 Permit Blocking. Neither Purchaser nor any of its Affiliates has been notified (nor is there any pending or threatened notification) by the United States Office of Surface Mining, Reclamation and Enforcement or the agency of any state administering SMCRA that Purchaser or any of its Affiliates is (i) ineligible to receive surface mining permits, or (ii) under investigation to determine whether its eligibility to receive a SMCRA permit should be revoked, or (iii) otherwise permit blocked.

            5.12 Exon-Florio. Purchaser is not a “foreign person” for purposes of the Exon-Florio Amendment.

ARTICLE VI

COVENANTS OF SELLER

            Each of Seller and VCH covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, such entity will comply with all covenants and provisions of this Article VI, except to the extent Purchaser may otherwise consent in writing (such consent not to be unreasonably withheld).

            6.01 Regulatory and Other Approvals. Each of Seller and VCH will, and will cause each Purchased Company to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, VCH or any Purchased Company to consummate the transactions contemplated hereby, including without limitation those disclosed in Schedules 4.05 and 4.06, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Sections 7.01 and 7.02. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any written communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement; provided, that neither VCH nor any Purchased Company nor any of their Affiliates shall be required to file any lawsuit or take other legal action (other than as contemplated by Section 6.02) as against any third party, make any amendment thereof or waive any rights thereunder, or pay any amount, agree to any restriction or assume any obligation in connection therewith. Subject to applicable Laws relating to the exchange of information, Purchaser shall have the right to review in advance, and to the extent practicable the parties will consult with each other on, all of the information relating to Seller, VCH, the Purchased Companies, Purchaser, or any of their Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. Seller and VCH shall not, and shall not permit any of the Purchased

Companies to, take any action that would, or that would reasonably be expected to, result in (i) any of the Closing conditions set forth in Articles VIII and IX not being satisfied or (ii) a material delay in the satisfaction of such conditions.

            6.02 HSR Filings. Subject to Seller’s covenants contained in Section 6.01, Seller will (a) take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act within ten days after the date hereof, (b) seek early termination of the waiting period under the HSR Act, (c) comply at the earliest practicable date with any requests for additional information received by Seller or its Affiliates from the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (“DOJ”) pursuant to the HSR Act, (d) cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act and (e) take all commercially reasonable steps necessary to (i) cause the expiration or termination of the waiting period under the HSR Act and (ii) resolve any investigation, inquiry or litigation concerning the transactions contemplated by this Agreement commenced by either the FTC or the Antitrust Division of the DOJ, state attorneys general or any other person or entity, including but not limited to providing supplemental information to the FTC, the DOJ or any state attorney general with respect to antitrust issues raised by these antitrust authorities and making any voluntary presentation to the FTC, DOJ or any state attorney general in order to resolve any antitrust issue raised by these authorities. Without limiting the foregoing, each party will cooperate with the other parties in connection with any filings required under the HSR Act and overcoming any objections, including (x) furnishing to other parties, upon request, such information as shall reasonably be required in connection with the preparation of the parties’ filings under the HSR Act, (y) with respect to the transactions contemplated by the Agreement, coordinating responses and establishing reasonable schedules and deadlines in connection with resolving any investigation, other inquiry, or legal proceedings commenced by the FTC, the DOJ, any state attorney general or any other person and (z) providing the other parties with any communication received by any governmental entity with respect to the foregoing.

            6.03 Investigation by Purchaser. Each of Seller and VCH will, and will cause each Purchased Company to, (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (together, “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of each Purchased Company and its respective Assets and Properties and Books and Records, but only to the extent that such access does not unreasonably interfere with the business and operations of the applicable Purchased Company, and (b) subject to the limitations previously applicable to Purchaser in its review of Background Materials, furnish Purchaser and its Representatives with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of each Purchased Company as Purchaser or any of its Representatives reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Seller, VCH or any Purchased Company or by which any of their respective Assets and Properties are bound.

            6.04 Conduct of Business. From the date of this Agreement to the Closing Date, except in connection with the transactions contemplated by this Agreement, or as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and VCH shall, and shall cause each Purchased Company to, use commercially reasonable efforts to (a) conduct its business only in the Ordinary Course (including, specifically, with respect to the entry into Contracts and the modification of existing Contracts), except that none of the Assets and Properties valued at more than $250,000 or more may be transferred, disposed of, encumbered or hypothecated, (b) keep in full force and effect the limited liability company existence of each Purchased Company, (c) comply in all material respects with all Contracts set forth in Schedule 4.15, (d) use commercially reasonable efforts to retain its employees and maintain its business relationships with customers and suppliers, (e) maintain all facilities, equipment and other tangible assets in accordance with past maintenance practices of the Company and (f) maintain insurance coverage substantially equivalent to that coverage set forth on Schedule 4.20.

            6.05 Certain Restrictions. In addition to and not in limitation of Seller’s and VCH’s covenants in Section 6.04, except as contemplated by Section 6.12, Seller and VCH will cause VCH and each Purchased Company to refrain from:

                  (a) except as disclosed in Schedule 6.05, amending its certificate of formation or limited liability company agreement in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution;

                  (b) authorizing, issuing, selling or otherwise disposing of any Membership Interests or options, warrants or other rights to acquire Membership Interests, or modifying or amending any right of any holder of Membership Interests;

                  (c) declaring, setting aside or paying any distribution in respect of Membership Interests, or directly or indirectly redeeming, purchasing or otherwise acquiring any Membership Interests;

                  (d) other than in the Ordinary Course, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties;

                  (e) [INTENTIONALLY LEFT BLANK];

                  (f) engaging with any Person in any merger or other business combination;

                  (g) except as disclosed in Schedule 6.05, other than in the Ordinary Course, making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000;

                  (h) except to the extent required by applicable Law or reasonably and in good faith believed by the officers of the applicable Purchased Company to be in the best interests of the applicable Purchased Company, making any material change in

(A) any accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

                  (i) other than in the Ordinary Course or to the extent required by applicable Law, adopting, entering into or becoming bound by any material Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement, if such action will result in material additional cost to the applicable Purchased Company;

                  (j) making any change in its fiscal year, other than the change to a calendar year that is already being implemented; or

                  (k) entering into any Contract to do or engage in any of the foregoing. Notwithstanding any provision to the contrary, nothing in this Section 6.05 shall require Seller, VCH or the applicable Purchased Company to revise, dishonor or delay performance of any obligation under Contracts in existence prior to the date hereof.

            6.06 Affiliate Transactions. Seller shall cause (i) all amounts owing from VCH or any Purchased Company to Vulcan Partners, L.P., the Seller or the Seller’s Affiliates to be fully paid, (ii) all obligations related to such amounts to be fully discharged prior to Closing, and (iii) evidence reasonably satisfactory to Purchaser demonstrating the performance of this Section 6.06 to be presented to Purchase at or prior to Closing.

            6.07 Retained Liabilities. Effective as of the Closing, and from and after the Closing, the Seller shall pay or assume, perform and discharge when due, all liabilities relating to or arising out of the matters listed on Schedule 6.07, it being agreed by Purchaser that all assets (other than assets included in the calculation of Actual Closing Date Working Capital, including, without limitation, the Pacificorp Bond) in connection with the claimants involved with such liabilities, including rights to counterclaim, offsets and recoveries, shall be conveyed to Seller immediately prior to Closing. Seller covenants to take all steps necessary to defend, at Seller’s sole cost and expense, without any liability to Purchaser, such Retained Liabilities by all appropriate proceedings, which proceedings will be prosecuted by the Seller to a final conclusion or will be settled at the discretion of the Seller. Seller will have full control of such defense and proceedings. Purchaser will cooperate with the Seller and its counsel in contesting any Retained Liabilities. Seller will retain all liability arising out of any Retained Liabilities. To the extent Purchaser incurs any liability resulting from the Retained Liabilities, Seller will indemnify and hold harmless Purchaser against any and all losses caused by and resulting from such Retained Liabilities.

            6.08 Bonus Plans. The Bonus Plan shall be terminated by Seller as of the Closing Date, with the bonuses through such date to be paid thereunder by Seller.

            6.09 Notification. Between the date of this Agreement and the Closing Date, Seller and VCH will, promptly upon becoming aware thereof, notify the Purchaser in writing of any fact or condition that causes or constitutes a breach of any of the Purchaser’s representations and warranties made as of the date of this Agreement or of any default in Seller’s or the Purchaser’s performance of its covenants and agreements herein. Notwithstanding a failure to deliver notice as required by this Section 6.10, Seller and VCH may continue to rely upon the representations and warranties given by Purchaser in this Agreement. Notice given pursuant to this Section 6.10 shall not operate as a waiver of the fact, condition or breach which is the subject of such notice.

            6.10 Exclusivity; No Solicitation. Unless and until this Agreement will have been terminated pursuant to Section 13.01, neither Seller nor VCH will, and will cause each of their members, managers, employees, agents or Affiliates not to, directly or indirectly solicit, initiate or encourage submission of any proposal or offer from, or engage in any discussions or negotiations with, or furnish any information to, any Person concerning an Acquisition Proposal (other than exclusively with respect to a transfer of the Buckskin Mine). In the event that Seller or VCH receives an Acquisition Proposal (including with respect to a transfer of the Buckskin Mine), Seller or VCH, as the case may be, will promptly inform Purchaser of such Acquisition Proposal and will promptly provide Purchaser with such information regarding the Acquisition Proposal as Purchaser may request.

            6.11 Assistance with Accounting Matters. Prior to the Closing Date, Seller will cooperate, and will instruct the Company and its auditors to cooperate, all at the Purchaser’s sole cost, with the Purchaser in connection with the Purchaser’s creation of:

                  (a) such audited consolidated financial statements of VCH and the Purchased Companies for the period from June 30, 2000 to December 31, 2002, for the purpose of meeting the requirements of the Sarbanes-Oxley Act of 2002 and Rule 3-05 of Regulation S-X, accompanied by an unqualified opinion of independent public accountants, which audited financial statements shall comply as to form and content with all applicable requirements of Regulation S-X and will be filed with the Securities and Exchange Commission (the “SEC”) in satisfaction of Purchaser’s obligations under the Securities Exchange Act of 1934 (the “Exchange Act”), and Regulation S-X;

                  (b) such unaudited interim consolidated financial statements of VCH and the Purchased Companies for the purpose of meeting the requirements of the Sarbanes-Oxley Act of 2002 and Rule 3-05 of Regulation S-X, which have been subject to review (as certified by the American Institute of Certified Public Accountants) by independent public accountants, which unaudited financial statements shall comply as to form and content with all applicable requirements of Regulation S-X and will be filed with the SEC in satisfaction of Purchaser’s obligations under the Exchange Act and Regulation S-X; and

                  (c) all financial and other information, if any, necessary for Purchaser to prepare pro forma financial statements and information in accordance with the requirements of the Exchange Act and Regulation S-X.

     Seller and VCH acknowledge that such audited financial statements and opinion will be filed with the SEC, and hereby consent to such filing and shall cause the Purchased Companies to consent to such filing, and Seller and VCH agree to use commercially reasonable efforts to obtain for Purchaser any necessary consents to such filing from the public accounting firm performing such audit, subject only to such firm’s normal internal review, which consents shall be executed and delivered to Purchaser within five Business Days after submission by Purchaser of a draft consent to such firm.

            6.12 Sale of Buckskin Mine. Prior to Closing and in consultation with the Purchaser, Seller and VCH shall, and shall cause the Purchased Companies to, use commercially reasonable efforts to (i) separate the business of the Buckskin Mine from the remaining business of the Company in order to facilitate a potential future sale of the Buckskin Mine (including through the formation of a Buckskin Mine specific subsidiary) and (ii) otherwise cooperate with the Purchaser in connection with such potential sale; provided that nothing that Seller, VCH or any Purchased Company shall do in connection therewith shall adversely affect the any such entity. Seller and VCH hereby acknowledge and agree that, from and after the date hereof, Purchaser may retain the services of Seller’s investment advisor for purposes of marketing the Buckskin Mine.

            6.13 Fulfillment of Conditions. Seller will take all commercially reasonable steps necessary to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

ARTICLE VII

COVENANTS OF PURCHASER

            Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing and, in the case of Section 7.04, thereafter, Purchaser will comply with all covenants and provisions of this Article VII, except to the extent Seller may otherwise consent in writing (such consent not to be unreasonably withheld).

            7.01 Regulatory and Other Approvals. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those disclosed in Schedule 7.03 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller, VCH and each Purchased Company in connection with the performance of their obligations under

Sections 6.01 and 6.02. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement; provided, that neither Purchaser nor any of its Affiliates shall be required to file any lawsuit or take other legal action (other than as contemplated by Section 7.02) as against any third party, make any amendment thereof or waive any rights thereunder, or pay any amount, agree to any restriction or assume any obligation in connection therewith. Subject to applicable Laws relating to the exchange of information, Seller and VCH shall have the right to review in advance, and to the extent practicable the parties will consult with each other on, all of the information relating to Seller, VCH, the Purchased Companies, Purchaser, or any of their Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. Purchaser shall not, and shall not permit any of the Purchased Companies to, take any action that would, or that would reasonably be expected to, result in (i) any of the Closing conditions set forth in Articles VIII and IX not being satisfied or (ii) a material delay in the satisfaction of such conditions

            7.02 HSR Filings. Subject to Purchaser’s covenants contained in Section 7.01, Purchaser will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) seek early termination of the waiting period under the HSR Act, (c) comply at the earliest practicable date with any requests for additional information received by Purchaser or its Affiliates from the FTC or the DOJ pursuant to the HSR Act, (d) cooperate with Seller in connection with Seller’s filing under the HSR Act and (e) take all commercially reasonable steps necessary to (i) cause the expiration or termination of the waiting period under the HSR Act and (ii) resolve any investigation, inquiry or litigation concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice, state attorneys general or any other person or entity, including but not limited to providing supplemental information to the FTC, the DOJ or any state attorney general with respect to antitrust issues raised by these antitrust authorities and making any voluntary presentation to the FTC, DOJ or any state attorney general in order to resolve any antitrust issue raised by these authorities. Without limiting the foregoing, each party will cooperate with the other parties in connection with any filings required under the HSR Act and overcoming any objections, including (x) furnishing to other parties, upon request, such information as shall reasonably be required in connection with the preparation of the parties’ filings under the HSR Act, (y) with respect to the transactions contemplated by the Agreement, coordinating responses and establishing reasonable schedules and deadlines in connection with resolving any investigation, other inquiry, or legal proceedings commenced by the FTC, the DOJ, any state attorney general or any other person or entity and (z) providing the other parties with any communication received by any governmental entity with respect to the foregoing. Purchaser shall bear all filing fees required by the HSR Act.

            7.03 Guarantees and Bonds. A complete list of all Guarantees obtained or issued by Seller or any of its Affiliates (other than VCH or any Purchased Company) for the benefit of VCH or any Purchased Company is disclosed in Schedule 7.03 (the “Scheduled Bonds”). The Scheduled Bonds do not include the Seller’s supersedeas bond in the amount of $5,515,000 as part of the PacifiCorp litigation. Prior to the Closing, Purchaser shall cooperate with Seller and shall use commercially reasonable efforts to cause the Company or Purchaser to be substituted in all respects for Seller or any Affiliate thereof (other than VCH or any Purchased Company), effective as of the Closing, in respect of all obligations of Seller or any Affiliate of Seller (other than VCH or any Purchased Company) under the Scheduled Bonds, and to cause Seller and all Affiliates of Seller (other than VCH or any Purchased Company) to be fully released and discharged with respect thereto. From the Closing Date until such time as Seller and all Affiliates of Seller (other than the Company) are fully released from any and all Scheduled Bonds, Purchaser and the Company shall indemnify, save, defend and hold harmless Seller and all Affiliates of Seller (other than the Company) from all liabilities and Adverse Consequences in any way related to the Scheduled Bonds. The indemnity described in this Section 7.03 shall not be subject to the limitations set forth in Article XII of this Agreement.

            7.04 Employee Matters; Continuation of Compensation and Benefits; Retention Agreements.

                  (a) From the Closing Date until six months following the Closing Date, Purchaser will maintain or will cause to be maintained, or shall cause the Company to maintain, base salary, wages, compensation levels and employee pension and welfare benefit plans and programs for the benefit of the employees of the Company, which, in the aggregate, are reasonably equivalent in value to, the wages, compensation levels, and Benefit Plans listed in Schedule 4.12 (other than the Bonus Plan) provided to the employees of the Company on the date of this Agreement. In addition, Purchaser will continue to maintain the Company’s severance plan (on the same basis) for the 12 months following the Closing Date.

                  (b) Service Credit. Purchaser shall provide, or shall cause the Company to provide, each employee of the Company with credit for all service with the Company and its Affiliates, including any service with predecessors of the Company and its Affiliates, for vesting and eligibility purposes only under each employee benefit plan, program, or arrangement of Purchaser or its Affiliates in which such employee is eligible to participate, except to the extent that such service credit would result in a duplication of benefits with respect to the same period of service and in accordance with the eligibility and vesting requirements contained under such plans. With respect to each group health plan or welfare plan provided by the Purchaser or its Affiliates as of the Closing Date in which employees of the Company are eligible to participate after the Closing Date, Purchaser shall, or shall cause the Company to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company, provided that if such plan is provided under an insured arrangement, such waiver will occur only to the extent otherwise permitted under the applicable insurance contract or agreement, provided, further, that Purchaser shall use its best efforts to procure such waivers and (ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under such group health plan.

                  (c) Retention Agreements. Purchaser shall fund the obligations of the Company or its Affiliates under the Retention Agreements set forth in Schedule 7.04(c) unless (i) this Agreement is terminated by Purchaser pursuant to Section 13.01(d) or (ii) the conditions in Section 8.02 are not fulfilled or waived in writing at or before the Expiration Date.

                  (d) Management Employment Agreements. Notwithstanding the terms of each Management Agreement, Purchaser agrees to provide to each Manager the Change of Control Benefit (as defined in the applicable Management Agreement) specified in such Management Agreement no later than sixty (60) days after the Closing Date unless the applicable Manager (i) has been terminated for Cause (as defined in the applicable Management Agreement) or (ii) has resigned their employment with the Company (other than a resignation pursuant to Section 11(b)(iv) of the applicable Management Agreement).

                  (e) Employee Payment Escrows. On or prior to the Closing, Purchaser shall establish and fund two escrow accounts with the Escrow Agent, pursuant to escrow agreements reasonably satisfactory to Seller, for the purposes of making the payments set forth in Sections 7.04(c) and 7.04(d) (respectively, the “Retention Escrow” and the “Management Escrow”). Each of the Retention Escrow and the Management Escrow shall be initially funded by Purchaser in an amount sufficient to make all payments contemplated by Sections 7.04(c) and 7.04(d), respectively, and shall be maintained until all payment obligations under such sections have been satisfied. Fees and expenses in connection with the establishment and administration of the Retention Escrow and the Management Escrow shall be borne by the Seller.

                  (f) Triton Chief Executive Benefit. For a period of three years following the Closing Date, Purchaser will provide Jim Hake with medical and dental benefits under Purchaser’s plans on the same basis as it provides its management employees. Nothing herein shall be construed as a contract or offer of employment by the Purchaser to Jim Hake.

            7.05 Fulfillment of Conditions. Purchaser will take all commercially reasonable steps necessary to cause the conditions set forth in Article IX to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

            7.06 Notification. Between the date of this Agreement and the Closing Date, Purchaser will, promptly upon its senior officers becoming aware thereof, notify Seller in writing of any fact or condition that causes or constitutes a breach of any of Seller’s or any of the Purchased Company’s representations and warranties made as of the date of this Agreement or of any default in Seller’s or the Company’s performance of its covenants and agreements herein. Notwithstanding a failure to deliver notice as required by this Section 7.06, Purchaser may continue to rely upon the representations and warranties given by Seller and VCH in this Agreement. Notice given pursuant to this Section 7.06 shall not operate as a waiver of the fact, condition or breach which is the subject of such notice.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF PURCHASER

            The obligations of Purchaser hereunder to purchase the Preferred Interests and to consummate the Merger are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived, in writing, in whole or in part, by Purchaser in its sole discretion):

            8.01 Representations and Warranties. The representations and warranties made by Seller, VCH and each Purchased Company in this Agreement shall be true and complete on and as of the Closing Date as though made on and as of the Closing Date (except in the case of representations or warranties that address matters only as of a particular date, which representations or warranties shall have been true and complete as of such particular date) except, in each case (including those representations and warranties applicable only to a particular date), for such failures to be true and complete that are not, individually or in the aggregate, a Material Adverse Effect and are not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect (except for the representations and warranties contained in the second, third, fifth and sixth sentences of Section 4.04, which representations and warranties shall be true in all respects).

            8.02 Performance. Seller and VCH shall have performed and complied (or shall have caused each Purchased Company to perform or comply) with, in all material respects (except for Section 2.01, which must be complied with in its entirety), the agreements, covenants and obligations required by this Agreement to be so performed or complied with by such entity at or before the Closing.

            8.03 Merger Certificate. VCH shall have delivered to Purchaser a counterpart of the Merger Certificate, duly executed by VCH, in the form set forth by the LLC Act.

            8.04 Officers’ Certificates. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and executed in the name and on behalf of Seller by an executive officer of Seller, substantially in the form and to the effect of Exhibit B hereto, and a certificate, dated as of the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of Exhibit C hereto.

            8.05 Opinion of Counsel. Seller shall have delivered or cause to be delivered to Purchaser an opinion of counsel to Seller, substantially in the form and to the effect of Exhibit D hereto.

            8.06 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

            8.07 [INTENTIONALLY LEFT BLANK]

            8.08 Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 8.08 shall have been obtained and shall be in full force and effect.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF SELLER

            The obligations of Seller hereunder to sell the Preferred Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived, in writing, in whole or in part, by Seller in its sole discretion):

            9.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date except for such failures to be true and complete that do not, individually or in the aggregate, materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and are not reasonably expected to result, individually or in the aggregate, in a material adverse effect on Purchaser’s ability to consummate the transactions as contemplated by this Agreement.

            9.02 Performance. Purchaser shall have performed and complied with, in all material respects (except for Sections 2.01(b) and 7.03, which must be complied with in their entirety) the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            9.03 Merger Certificate. Mergeco shall have delivered to Seller a counterpart of the Merger Certificate, duly executed by Mergeco, in the form set forth by the LLC Act.

            9.04 Officers’ Certificates. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and executed in the name and on behalf of Purchaser by an executive officer of Purchaser, substantially in the form and to the effect of Exhibit E hereto, and a certificate, dated as of the Closing Date and executed by the

Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit F hereto.

            9.05 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred..

            9.06 [INTENTIONALLY LEFT BLANK]

            9.07 Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 9.07 shall have been obtained and shall be in full force and effect.

            9.08 UBS Debt. Arrangements satisfactory to Seller in its sole discretion for the repayment of the UBS Debt, pursuant to the terms of the UBS Payoff Letter, on the Closing Date shall have been made.

            9.09 Opinion of Counsel. Purchaser shall have delivered or cause to be delivered to Seller an opinion of counsel to Purchaser, substantially in the form and to the effect of Exhibit G hereto.

ARTICLE X

TAX MATTERS

            10.01 Income Tax Matters.

                  (a) Overview. For federal and applicable state Income Tax purposes, all taxable income, gains, losses, deductions, expenses and credits of VCH and each Purchased Company, up to and including the Closing Date, shall be allocated to Seller. Thereafter, all taxable income, gains, losses, deductions and expenses of VCH and each Purchased Company shall be allocated to Purchaser.

                  (b) Disregarded Entity. Each Purchased Company has always been, and will continue to be as of the Closing Date, a disregarded entity or a partnership for federal Income Tax purposes.

                  (c) Income Tax Returns for Short Period Through Closing. Seller will timely prepare and furnish to Purchaser federal and applicable state Income Tax Returns for VCH and each Purchased Company for the period ending on the Closing Date. Purchaser shall, within five Business Days after receipt of any such Returns, properly execute the same and return it to Seller. Seller shall file such Income Tax Returns with the applicable Tax authority.

                  (d) Amended Returns. Purchaser shall not amend any Income Tax Return of VCH or any Purchased Company for any period ending on or before the Closing Date without the prior written consent of Seller.

                  (e) Records. Purchaser agrees that VCH and each Purchased Company shall retain all Income Tax and financial accounting records of the applicable entity for periods on or before Closing for at least six (6) years after the Closing Date.

                  (f) Availability of Records. Purchaser shall make available to Seller such records as Seller may reasonably require for the preparation of any Income Tax Return of or by the Seller or the substantiation of any position or claim thereon in any audit or other proceeding.

            10.02 Other Tax Matters.

                  (a) Overview. “Other Taxes” shall mean all ad valorem, property, production, excise, net proceeds, conservation, severance, windfall profit and all other Taxes and similar obligations assessed against the coal assets of the Company or based upon or measured by the ownership of such assets or the production of coal or the receipt of proceeds therefrom, including without limitation all interest and penalties thereon and additions to tax or additional amounts imposed by any taxing authority, other than Income Taxes. The Closing Balance Sheet shall reflect the accrual of all Other Taxes as of the Closing Date for all taxable periods, whether such period ends prior to or includes the Closing Date in accordance with the Company’s accounting practice. Purchaser shall be responsible for the payment of all Other Taxes accrued as of or after the Closing Date.

                  (b) Other Tax filed by Purchaser. Purchaser shall prepare and file all Tax Returns for Other Taxes applicable to the Company and its assets for any Other Tax periods which are required to be filed after the Closing Date.

            10.03 Allocation of Consideration. Seller and Purchaser shall treat the transactions contemplated herein for federal Income Tax purposes as a sale by Seller of limited liability company interests, and a purchase by Purchaser of assets, as prescribed by Revenue Ruling 99-6, and shall mutually endeavor to agree on an allocation for purposes of applicable federal Income Tax. Seller and Purchaser agree to reflect the agreed allocation on all Income and Other Tax Returns, including, without limitation, IRS Form 8594 (if required to be filed), for their respective taxable periods in which the Closing occurs and agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any Income or Other Taxes or in any judicial proceeding relating solely to tax reporting.

            10.04 Failure to Reach Agreement. If Seller and Purchaser are unable to reach agreement concerning any Return required to be filed pursuant to this Agreement, either party may refer the matter to the Independent Accountant for determination, which determination shall be binding and final. Each party shall present its position in writing to the Independent Accountant within ten (10) days after the date that the matter has been referred to the Independent Accountant, and the Independent Accountant shall be asked to render a determination within twenty (20) days after the same date. The fees and expenses of the Independent Accountant shall be borne one-half by Purchaser and one-half by Seller. Any fees payable by Seller herein shall be recouped from the General Escrow Amount held by the Escrow Agent.

ARTICLE XI

SURVIVAL; NO OTHER REPRESENTATIONS

            11.01 Survival of Representations, Warranties and Indemnification. The representations, warranties, covenants and agreements contained in this Agreement will survive the Closing until two years after the Closing Date, provided that each of (A) Seller’s indemnification obligations for Retained Liabilities under Section 6.07 and (B) Purchaser’s indemnification obligations for Scheduled Bonds under Section 7.03 will survive indefinitely. Notwithstanding anything to the contrary, any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith setting forth with reasonable specificity facts reasonably expected to establish a valid claim under Article XII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XII. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

            11.02 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that neither Seller nor VCH nor anyone on their behalf, including their advisors Rothschild, Inc., are making any representation or warranty whatsoever, express or implied, except for those express representations and warranties made by Seller and VCH and contained in Article IV and in any certificate delivered pursuant to Section 8.03 or 8.04. In particular, and except for the express representations and warranties made by Seller and VCH in this Agreement, Seller and VCH make no representation or warranty to Purchaser with respect to (i) the information set forth in the Confidential Offering Memorandum for the Company dated May 2001, (ii) any financial projection or forecast relating to the Business or Condition of VCH and the Purchased Companies, or (iii) any coal reserve report or estimate provided to Purchaser concerning the quantity and quality of coal found in the Company’s properties. With respect to any projection, forecast or reserve report delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (A) there are uncertainties inherent in attempting to make such projections, forecasts or reserve reports, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts and reserve reports furnished to it, and (D) it shall have no claim against Seller with respect thereto.

ARTICLE XII

INDEMNIFICATION

         12.01 Indemnification.

            (a) Subject to this Article XII, Seller shall indemnify Purchaser in respect of, and hold it harmless from and against, any and all Adverse Consequences suffered, incurred or sustained by it or to which it becomes subject, resulting from (i) any breach of representation or warranty by Seller or VCH in this Agreement, or (ii) non-fulfillment of or failure to perform any covenant or agreement of Seller in this Agreement, to the extent of the General Escrow Amount.

            (b) Subject to this Article XII and except for matters to be indemnified by Seller under Section 12.01(a), Purchaser shall indemnify Seller in respect of, and hold it harmless from and against, (i) any and all Adverse Consequences suffered, incurred or sustained by it or of or relating to VCH or any Purchased Company, including, without limitation, all Adverse Consequences (x) arising out of or relating to any Environmental Law and (y) resulting from or arising out of the operation of the business of the Company before or after the Closing, (ii) any and all Adverse Consequences suffered, incurred or sustained by it, or to which it becomes subject, resulting from, arising out of relating to any breach of representation or warranty or non-fulfillment or breach of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement, and (iii) any and all Adverse Consequences to the Seller relating to Taxes resulting from or arising out of the operation of the business of VCH or any Purchased Company after the Closing.

            (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of any and all Adverse Consequences arising under Section 12.01(a):

            (i) with respect to any claim made,

        (A) unless such claim involves Adverse Consequences in excess of $250,000; and

        (B) then not until the aggregate total of all Adverse Consequences arising under Section 12.01(a) exceeds $2,000,000 (the “Threshold”), and then for the full amount of such Adverse Consequences; and

        (C) unless the Purchaser has given Seller a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (1) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim and (2) in any event prior to the date that is two years after the Closing Date;

      (ii) to the extent that the Purchaser had a reasonable opportunity, but failed, in good faith to mitigate the Adverse Consequences, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity;

      (iii) to the extent it arises from or was caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing; and

      (iv) in excess of the General Escrow Amount.

         12.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 12.01 will be asserted and resolved as follows:

            (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 12.01(a) or (b) is timely asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or any Affiliate of Seller or of Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 12.01(a) or (b) and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

         (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 12.02(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnifying Party, the Indemnified Party will cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section

12.02(a)(i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 12.01 with respect to such Third Party Claim.

      (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 12.02(a), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 12.2(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in Section 12.2(a)(iii), the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 12.2(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.02 (a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

      (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 12.01(a) or (b), the Adverse Consequences arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 12.01 and the Indemnifying Party shall pay the amount of such Adverse Consequences to the Indemnified Party on demand following the final determination thereof (subject to the limitations contained herein). If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

            (b) In the event any Indemnified Party should have a claim under Section 12.01(a) or (b) against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, the Adverse Consequences arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 12.01(a) or (b) and the Indemnifying Party shall pay the amount of such Adverse Consequences to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction. Notwithstanding the preceding sentence, if a portion of such claim subject to dispute is not subject to dispute, then, subject to Section 12.01(c), the Indemnifying Party shall pay such undisputed portion to the Indemnified Party on demand.

            (c) Upon the final resolution of a claim arising under Section 12.01(a), Purchaser and Seller shall prepare, execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to pay the determined amount of the Adverse Consequences to Purchaser from the General Escrow Amount. Any portion of the Escrow Amount remaining after the obligations of Seller under this Section 12.02 have been satisfied shall be paid promptly to Seller.

         12.03 Limitations: Claims Against Escrow. The Escrow Amounts are intended to fund and secure the indemnification obligations of Seller under this Agreement for any and all Purchaser claims under Section 2.03(c) and for indemnification of Purchaser for Adverse Consequences arising under Section 12.01(a). Purchaser’s sole recourse and exclusive remedy for any such claims shall be against (i) the WC Escrow Amount in the case of claims in respect of Section 2.03(c) and (ii) the General Escrow Amount in the case of claims in respect of Section 12.01(a), in each case pursuant to the terms of this Agreement and the applicable Escrow Agreement and Seller shall not be liable for any deficiency, provided, that the indemnification obligations of Seller under this Agreement for Adverse Consequences arising out of a breach of Sections 4.01, 4.02, or 4.04 shall not be limited to the General Escrow Amount but shall be satisfied first from the General Escrow Amount. In addition, the amount of any Adverse Consequence payable by any Indemnifying Party shall be reduced by (i) the amount of any net insurance proceeds applicable thereto, and (ii) the amount of any Tax benefit reasonably realizable by the Indemnified Party with respect to such Adverse Consequences.

         12.04 Notwithstanding anything to the contrary contained herein, Seller shall indemnify Purchaser in respect of, and hold it harmless from and against, any and all Adverse Consequences suffered, incurred or sustained by it or to which it becomes subject resulting from any Retained Liabilities, indemnification of which shall not be limited by Section 12.01(c). For the avoidance of doubt, payments made by the Seller or its Affiliates in connection with the Retained Liabilities (i) shall not be drawn from the Escrow Amounts and (ii) shall not be included in the determination of the satisfaction of the Threshold.

         12.05 Access to Books and Records. In the event of any claim for indemnity under this Article XII, Purchaser agrees to give Seller and its Representatives reasonable access to the Books and Records and employees of the Company and the Purchaser in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article XII.

         12.06 Exclusivity. After the Closing, and subject to the limitations set forth herein, the indemnities set forth in this Article XII shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, members, managers, employees, agents and Affiliates for any misrepresentation, breach of warranty or non-fulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive. Notwithstanding anything in this Agreement to the contrary, if Seller is required to make any payment under this Article XII, Seller shall have no recourse for contribution against VCH.

         12.07 Seller Existence and Capitalization.

            (a) Seller shall not dissolve or liquidate until there has been a final determination (whether by judicial order or settlement) upon all of the Retained Liabilities and during such time, (i) Seller shall incur no additional liabilities (other than those associated with the Retained Liabilities, the prosecution thereof, and any liabilities and expenses in connection with this Agreement and the consummation of the transactions contemplated hereby, including the proceeding and defense of any claims made under this Article XII) and (ii) Seller shall make no distribution of assets to its members that would cause Seller to be in violation of Section 12.07(b). Upon Closing, Seller shall deliver notice to its members specifying that the assets of Seller are subject to the liabilities set forth in this Section 12.07.

            (b) At Closing, subject to Section 12.07(c), Seller shall retain capitalization of at least $11,500,000 which amount shall be held in cash or marketable securities until a final determination (whether by judicial order or settlement) upon all of the Retained Liabilities (subject to Section 12.07(c)). During the period that any of such capitalization remains, Seller shall provide Purchaser with quarterly account statements with respect to such capitalization.

            (c) Upon the final determination, whether by judicial determination or settlement, upon the Pacificorp Liability, Seller shall provide Purchaser with evidence thereof and, upon release of the Pacificorp Bond, Seller may reduce its capitalization to $6,500,000. In the event that such determination has been made prior to Closing, the amount of capitalization specified in Section 12.07(b) shall be reduced to $6,500,000.

            (d) Notwithstanding anything to the contrary contained herein, Purchaser hereby acknowledges and agrees that Purchaser shall have no recourse in connection with the Retained Liabilities or for other claims under this Agreement against the members, creditors or other recipients of distributions by Seller; provided, however, that any violation of Section 12.07(b) would permit a claim against any Person who receives a distribution in such violation of Section 12.07(b).

         12.08 Recovery Upon Fraud. Nothing in this Article XII shall prevent any of the parties hereto from bringing an action based upon fraud.

ARTICLE XIII

TERMINATION

         13.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

            (a) by mutual written agreement of Seller and Purchaser;

            (b) by Seller or Purchaser, in the event that any Order or Law becomes effective, and is non-appealable, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

            (c) by Seller if there shall have been a breach of any of the representations, warranties, covenants or other agreements of Purchaser contained in this Agreement, which breach (i) is, individually or in the aggregate, reasonably expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and (ii) either (x) is not cured within fifteen (15) days following written notice by the Seller to the Purchaser or (y) by its nature, cannot be cured prior to the Expiration Date;

            (d) by Purchaser, if there shall have been a breach of any of the representations, warranties, covenants or other agreements of Seller or VCH contained in this Agreement, which breach (i) is, individually or in the aggregate, reasonably expected to have a Material Adverse Effect or is reasonably expected to have a material adverse effect on Seller’s or VCH’s ability to consummate the transactions contemplated by this Agreement and (ii) either (x) is not cured within fifteen (15) days following written notice by the Purchaser to the party committing such breach or (y) by its nature, cannot be cured prior to the Expiration Date; or

            (e) by Seller or Purchaser, at any time after March 1, 2004 (the “Expiration Date”), upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by an intentional or knowing breach of this Agreement by the terminating party.

         13.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 13.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, managers, members, stockholders, employees, agents or other Representatives or Affiliates), except (i) that the provisions with respect to the payment of obligations under the Retention Agreements in Section 7.04(c), expenses in Section 15.03 and confidentiality in Section 15.05 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XIV

DEFINITIONS

         14.01 Definitions.

            (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

     “Acquisition Proposal” means any proposal for a merger or other business combination to which VCH or any Purchased Company is a party, or the direct or indirect acquisition of any material equity interest in, or a substantial portion of the assets of, VCH or any Purchased Company, other than the transactions contemplated by this Agreement.

     “Actions or Proceedings” means any action, suit, proceeding, claim, demand, complaint, arbitration or Governmental or Regulatory Authority investigation.

     “Actual Closing Date Working Capital” has the meaning set forth in Section 2.03(c).

     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (excluding consequential, punitive and special damages), dues, penalties, fines, deficiencies, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment after giving effect to any related tax benefits and insurance proceeds.

     “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

     “Agreement” means this Merger and Purchase Agreement, the Disclosure Schedules and exhibits hereto and the certificates delivered in accordance herewith, as the same shall be amended from time to time.

     “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

     “Background Materials” has the meaning ascribed to it in Section 5.07.

     “Benefit Plan” means any Plan established by any Purchased Company, or any predecessor or Affiliate of any Purchased Company, existing at the Closing Date (or at any time within the five (5) year period prior thereto for a Plan subject to Title IV of ERISA or for which there is any outstanding liability), to which any Purchased Company contributes or has contributed, or under which any employee, former employee or director of any Purchased Company, or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

     “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the applicable Purchased Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

     “Bonus Plan” means the Company’s discretionary bonus plan.

     “Buckskin Mine” means the Assets and Properties associated exclusively with the operations and property located in the state of Wyoming and commonly referred to as the Buckskin mine.

     “Business Day” means a day other than Saturday, Sunday or any federal holiday.

     “Business or Condition” means the business, financial condition or results of operations of VCH or the applicable Purchased Company.

     “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, and the rules and regulations promulgated thereunder, as amended and promulgated as of the date of this Agreement.

     “CERCLIS” means the Comprehensive Environmental Response and Liability

Information System, as provided by 40 C.F.R. § 300.5 as of the date of this Agreement.

     “Claim Notice” means written notification pursuant to Section 12.02(b) of a Third Party Claim as to which indemnity under Section 12.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and the basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 12.02, together with the amount of, or if not then reasonably determinable, the estimated amount, determined in good faith, of the Adverse Consequences arising from such Third Party Claim.

     “Closing” means the closing of the transactions contemplated by Section 2.01.

     “Closing Amount” has the meaning ascribed to it in Section 2.02.

     “Closing Date” means (a) the fifth Business Day after the day on which the last of the Closing Conditions described in Articles VIII and IX has been waived in writing, obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

     “Closing Date Balance Sheet” has the meaning ascribed to it in Section 2.03(a).

     “Closing Date Working Capital Payment” means $8,000,000 plus the amount, if any, by which the Actual Closing Date Working Capital exceeds $8,000,000; provided, however, that if Actual Closing Date Working Capital is less than $2,000,000, then the Closing Date Working Capital Payment shall equal $8,000,000 less the amount by which $2,000,000 exceeds Actual Closing Date Working Capital.

     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Company” has the meaning ascribed to it in the Recitals.

     “Consideration” has the meaning ascribed to such term in Section 1.03.

     “Constituent Companies” has the meaning ascribed to such term in Section 1.02.

     “Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

     “Disclosure Schedule” shall mean the disclosure schedules delivered in connection herewith.

     “Dispute Period” means the period ending twenty (20) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

     “DOJ” has the meaning ascribed to such term in Section 6.02.

     “Effective Time” has the meaning ascribed to such term in Section 1.02(a).

     “Environmental Law” means any Law or Order, as promulgated and in effect as of the date of this Agreement, relating to the regulation or protection of human health. safety or the environment or to the reclamation of mining property or to the emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, toxic or hazardous substances or wastes.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     “Escrow Agent” means PNC Bank.

     “Escrow Agreements” has the meaning ascribed to such term in Section 2.02.

     “Escrow Amounts” means the sum of (i) the General Escrow Amount and (ii) the WC Escrow Amount.

     “Estimated Closing Date Working Capital” means $8,000,000.

     “Exchange Act” has the meaning ascribed to such term in Section 6.11.

     “Exon-Florio Amendment” means Section 721 of the Defense Production Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto or in consequence thereof.

     “Expiration Date” has the meaning ascribed to such term in Section 13.01(e).

     “Financial Statements” means the financial statements of the applicable Purchased Company delivered to Purchaser pursuant to Section 4.08.

     “Fixed Assets” means all buildings, structures, equipment, machinery, motor vehicles, furniture, fixtures, computer hardware or software.

     “FTC” has the meaning ascribed to such term in Section 6.02.

     “GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     “General Escrow Amount” means $10,000,000.

     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

     “Guarantees” has the meaning ascribed to it in Section 4.21.

     “Hazardous Materials” means any pollutant, contaminant, petroleum or petroleum product, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, solid or hazardous waste, or other hazardous material (whether in solid, liquid or gaseous form) that is as of the Closing Date regulated in connection with the protection of the environment.

     “HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

     “Income Taxes” means any federal, state, local, or foreign income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

     “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

     “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

     “Indemnified Party” means any Person claiming indemnification under any provision of Article XII.

     “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XII.

     “Indemnity Notice” means written notification pursuant to Section 12.02(b) or (c) of a claim for indemnity under Article XII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Adverse Consequences arising from such claim.

     “Independent Accountant” means KPMG LLP.

     “Knowledge of Seller” means the actual knowledge, after due inquiry, of the persons listed in Schedule 14.01(a)-1.

     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

     “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any

Governmental or Regulatory Authority.

     “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

     “LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

     “Management Agreements” means those agreements set forth on Schedule 7.04(d).

     “Management Escrow” has the meaning ascribed to such term in Section 7.04(e).

     “Manager” means an individual defined in a Management Agreement as the “Employee.”

     “Material Adverse Effect” means a material adverse effect on the Business or Condition of VCH and the Purchased Companies, taken as a whole, other than those effects occurring as a result of general economic or financial conditions or other developments which are not unique to VCH or the Purchased Companies but also affect other Persons who participate or are engaged in the lines of business in which such entities participate or are engaged.

     “Membership Interests” means any limited liability company interest, equity security of, or membership, capital, profits or other ownership interests issued and outstanding in any Purchased Company or VCH.

     “Mergeco Operating Agreement” means the limited liability company agreement of Triton Acquisition LLC, as in effect on the Closing Date.

     “Merger” has the meaning ascribed to such term in Section 1.02.

     “Merger Certificate” means a certificate of merger as described in Section 18-209(c) of the LLC Act describing the merger of VCH and Mergeco as set forth herein and stating that such merger shall be effective upon the filing of the Merger Certificate with the Secretary of State of Delaware.

     “Merger Consideration” means that portion of the Consideration applicable to the merger.

     “Multiemployer Plan” has the meaning ascribed to such term in Section 4.12(c).

     “Net Working Capital” means the difference between the current assets and the current liabilities of the Company, determined in accordance with GAAP, as adjusted according to Schedule 2.03(a)-1, it being mutually understood and acknowledged by Purchaser and Seller that the amounts related to the litigation with Pacificorp are specifically excluded from this definition of Net Working Capital.

     “NPL” means the National Priorities List under CERCLA.

     “Order” means any writ, judgment, decree, injunction or other order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     “Ordinary Course” means the ordinary course of business, with respect to the applicable Person, consistent with past practice.

     “Other Taxes” has the meaning ascribed to it in Section 10.02(a).

     “Pacificorp Bond” means the bond posted by the Company and listed on the Company balance sheet and related to the Pacificorp Liability.

     “Pacificorp Liability” means the litigation between the Company and Pacificorp as set forth in Schedule 4.10.

     “Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the Ordinary Course by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the Business or Condition of any Purchased Company.

     “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     “Personal Property” means the property interests disclosed in Schedule 4.14.

     “Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

     “Preferred Interests” has the meaning ascribed to it in the recitals to this Agreement.

     “Pre-Merger Interests” has the meaning ascribed to such term in Section 3.02.

     “Purchased Companies” means the Company and Intermediary.

     “Purchaser” has the meaning ascribed to it in the recitals to this Agreement.

     “Qualified Plan” means each Benefit Plan which is intended to qualify under

Section 401 of the Code.

     “Real Property” means the property interests disclosed in Schedule 4.13.

     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of pollutants, contaminants, or, toxic or hazardous substances or wastes through ambient air, soil, surface water, ground water wetlands, land or subsurface strata.

     “Representatives” has the meaning ascribed to it in Section 6.03.

     “Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

     “Retained Liabilities” means those liabilities set forth on Schedule 6.07 and such additional liabilities as may arise in connection with the same claimants and the same facts and circumstances.

     “Retention Agreements” means the agreements, in the form set forth on Schedule 7.04(c), between the Company and those parties set forth on Schedule 14.01(a)-2.

     “Retention and Severance Obligations” means the obligation of the Company to make payments upon, and in accordance with, the Contracts set forth in Schedule 2.03(a)-2.

     “Retention Escrow” has the meaning ascribed to such term in Section 7.04(e).

     “Scheduled Bonds” has the meaning ascribed thereto in Section 7.03.

     “SEC” has the meaning ascribed to such term in Section 6.11.

     “Seller” has the meaning ascribed to it in the recitals to this Agreement.

     “SMCRA” means the Surface Mining Control and Reclamation Act, as amended, 30 U.S.C. § 1201, et seq., any rule or regulation promulgated thereunder, and any similar state law or regulation, in effect or as promulgated as of the date of this Agreement.

     “Surviving Company” has the meaning ascribed to such term in Section 1.02.

     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Third Party Claim” has the meaning ascribed to it in Section 12.02(a).

     “UBS Debt” means any Indebtedness outstanding as of the Closing Date arising out of (i) that certain Amended and Restated Loan Agreement dated December 1, 1998 and amended and restated on May 15, 2000 among Triton Coal Company, LLC, Vulcan Intermediary, L.L.C., UBS Warburg LLC, as Arranger, and UBS AG, Stamford Branch, as Lender and administrative agent for the Lender, in the principal amount of $215,000,000, and (ii) that certain Amended and Restated Senior Subordinated Credit Agreement dated May 15, 2000 and amended and restated on December 29, 2000 among Triton Coal Company, LLC, Vulcan Intermediary, L.L.C., as Guarantor, UBS Warburg LLC, as Arranger, and UBS AG, Stamford Branch, as Lender and administrative agent for the Lender.

     “UBS Payoff Letter” means the payoff letter signed by UBS describing the amount to be paid to UBS to satisfy in full the UBS Debt and setting forth the terms of delivery of the cancelled original note evidencing the UBS Debt and acknowledging the release (or terms thereof) of (i) Liens upon the Assets and Properties of VCH and the Purchased Companies and (ii) surety bonds, in each case, in connection with the UBS Debt.

     “VCH Interests” means the Membership Interests of VCH.

     “VCH Operating Agreement” means the limited liability company agreement of VCH as in effect on the date hereof.

     “VCH Option Plan” means the Vulcan Coal Holdings, L.L.C. 1999 Option Plan.

     “WC Escrow Amount” means $10,000,000.

ARTICLE XV

MISCELLANEOUS

          15.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by nationally recognized overnight courier for next Business Day delivery to the parties at the following addresses or facsimile numbers:

     If to Purchaser, to:

Arch Coal, Inc. One City Place Drive, Suite 300 St. Louis, MO 63141 Facsimile No. (314) 994-2734 Attn: Robert Jones

     with a copy to:

Dorsey & Whitney LLP 170 South Main St., Suite 900 Salt Lake City, UT 84101 Facsimile No. (801) 933-7373 Attn: William B. Prince, Esq.

     If to Seller, to:

New Vulcan Coal Holdings, L.L.C. 111 Radio Circle Mount Kisco, NY 10549 Facsimile No. (914) 244-0683 Attn: Walter W. Farley

     with a copy to:

O’Melveny & Myers LLP 30 Rockefeller Plaza New York, New York 10112 Facsimile No. (212) 408-2420 Attn: John M. Scott, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         15.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation that certain confidentiality agreement between the parties executed prior to the date hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         15.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 13.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

         15.04 Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party’s prior approval, which approval shall not be unreasonably withheld, of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

         15.05 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Consideration, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company and furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party which furnished such documents and information or its Representatives.

         Notwithstanding the forgoing, or anything to the contrary contained herein, Seller and VCH hereby agree that Purchaser may communicate with third parties whom Purchaser identifies as potential purchasers of the Buckskin Mine regarding a proposed transfer of the Buckskin Mine; provided, however, that (i) Purchaser may not provide such third parties with confidential information about the Buckskin Mine without the written consent of Seller (such consent not to be unreasonably withheld) and provided that prior to any such provision of confidential information such third party shall be required to execute a confidentiality agreement reasonably satisfactory to the Seller, and (ii) Purchaser shall notify Seller of any such communication. Nothing herein shall grant to any third party those rights granted to Purchaser pursuant to Section 6.03 (including, without limitation, access to employees, customers or systems of Seller, VCH or any Purchased Company).

         15.06 Interpretation of Schedules. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or otherwise required to be disclosed, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material or required to be disclosed for purposes of this Agreement. Seller has included items in the Disclosure Schedule hereto only in order to provide certain information regarding the applicable Purchased Company to Purchaser and inclusion of any item in any Disclosure Schedule should not be deemed an admission as to the existence of any liability or obligation, the validity or accuracy of any claim or as to the absence of any defense or counterclaim with respect thereto. The section numbers in the Disclosure Schedule correspond to the section numbers in this Agreement, and the exceptions, modifications, descriptions and disclosures in the Disclosure Schedule attached hereto are made solely in respect to the representations and warranties or other provisions of this Agreement specifically referenced thereby. Exceptions, modifications, descriptions and disclosures incorporated into any section of the Disclosure Schedule by cross-reference shall be deemed to be included in such section for all purposes. Disclosure of the information contained in one subsection or part of a section of the Disclosure Schedule shall be deemed as proper disclosure for all subsections or parts of such section but not any other section. Matters reflected on the Disclosure Schedule delivered hereunder are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedule. Any such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The Disclosure Schedules may not be updated after the date hereof.

         15.07 Construction. Words importing the singular shall include the plural and vice versa, and words importing a gender shall include other genders. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect any interpretation hereof. All references herein to Articles, Sections, (other than references to Sections of the Code or any other statute) and subsections shall be deemed to be references to Articles, Sections and subsections of this Agreement unless the context shall otherwise require. References in this Agreement to any Article shall include all Sections, subsections, paragraphs in such Article; references in this Agreement to any Section shall include all subsections and paragraphs in such Section; and references in this Agreement to any subsection shall include all paragraphs in such subsection. The exhibits and attachments to the Disclosure Schedules form an integral part of the Disclosure Schedules and are incorporated by reference for all purposes as if set forth fully therein. Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute, regulation or other Law is to such agreement, instrument, statute, regulation or other Law as amended and supplemented from time to time (and, in the case of a statute, regulation or other Law, to any successor provision); provided, however, that no representation or warranty herein shall be deemed to have been breached because of the adoption of any new statute, regulation or other Law, any amendment of or change in any statute, regulation or other Law or any change in interpretation of any statute, regulation or other Law, in any event, issued or otherwise occurring subsequent to the date hereof. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against either party, without regard to which party drafted this Agreement.

         15.08 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         15.09 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         15.10 No Third Party Beneficiary. Except as otherwise expressly provided hereunder, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

         15.11 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

         15.12 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         15.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         15.14 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State without regard to conflict of laws.

         15.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

* * * * *

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

ARCH COAL, INC.

By: /s/ DAVID B. PEUGH

Name: David B. Peugh
Title: Vice President

TRITON ACQUISITION LLC

By: /s/ DAVID B. PEUGH

Name: David B. Peugh
Title: President

NEW VULCAN COAL HOLDINGS, L.L.C.

By: /s/ JAMES M. HAKE

Name: James M. Hake
Title: President

VULCAN COAL HOLDINGS, L.L.C.

By: /s/ JAMES M. HAKE

Name: James M. Hake
Title: President